UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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iGATE Corporation

(Name of Registrant as Specified In Its Charter)

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iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

Telephone: (510) 896-3015

March 16, 2010

Dear iGATE Corporation Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders to be held at The Fairmont Sonoma Mission Inn & Spa, 100 Boyes Blvd., Sonoma, CA 95476–1447 on Wednesday, April 14, 2010 at 8:30 a.m. Pacific Time.

The following pages contain the formal Notice of Annual Meeting and the proxy statement. At this year’s Annual Meeting, you will be asked to vote on the election of Class B directors. Please read the accompanying Notice of Annual Meeting and proxy statement carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Phaneesh Murthy

President & Chief Executive Officer

iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 14, 2010

The Annual Meeting of Shareholders of iGATE Corporation (the “Company”) will be held at The Fairmont Sonoma Mission Inn & Spa, 100 Boyes Blvd., Sonoma, CA 95476–1447 on Wednesday, April 14, 2010, at 8:30 a.m. Pacific Time, to consider and act upon the following matters:

1.	The election of three (3) Class B directors to serve for three-year terms or until their respective successors shall have been selected or qualified; and

2.	The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has established the close of business on February 16, 2010 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU HAVE THREE OPTIONS FOR SUBMITTING YOUR VOTE BEFORE THE ANNUAL MEETING: VIA THE INTERNET, BY PHONE OR BY MAIL. FOR FURTHER DETAILS, SEE “VOTING RIGHTS AND SOLICITATION” IN THE PROXY STATEMENT. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. IT IS CONVENIENT AND IT SAVES YOUR COMPANY SIGNIFICANT PRINTING AND PROCESSING COSTS.

By Order of the Board of Directors:

Mukund Srinath

Corporate Secretary

Fremont, CA

March 16, 2010

iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held on April 14, 2010

This proxy statement is being furnished to the shareholders of iGATE Corporation, a Pennsylvania corporation (“iGATE” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on Wednesday, April 14, 2010 at 8:30 a.m. Pacific Time, at The Fairmont Sonoma Mission Inn & Spa, 100 Boyes Blvd., Sonoma, CA 95476–1447, or at any adjournment or postponement thereof. This proxy statement is being mailed to shareholders on or about March 16, 2010.

PURPOSE OF THE MEETING

The specific proposal to be considered and acted upon at the Annual Meeting is summarized in the accompanying Notice of Annual Meeting of Shareholders. The proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION

VOTING

Only holders of record of iGATE common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on February 16, 2010, (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On the Record Date, there were 55,237,763 shares of Common Stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The holders of Common Stock have one vote for each share held by them as of the Record Date. Shareholders may not cumulate votes in the election of directors.

Your vote is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote before the Annual Meeting: via the Internet, by phone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, it saves the Company significant printing and processing costs and your vote is recorded immediately. Internet and telephonic voting will be available until 11:59 p.m. Eastern Time on April 13, 2010. If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone or mail. If you have any questions about submitting your vote, call our Investor Relations department at (510) 896-3015.

PROXIES

All shares of Common Stock represented by proxies that are properly signed, completed and returned to the Corporate Secretary of the Company at 6528 Kaiser Drive, Fremont, CA 94555 at or prior to the Annual Meeting will be voted as specified in the proxy. If a proxy is signed and returned but does not provide instructions as to the shareholder’s vote, the shares will be voted FOR the election of the Board’s nominees to the Board of Directors. We are not aware of any business for consideration at the Annual Meeting other than as described in this proxy statement; however, if matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

Under Pennsylvania law, proxies marked ABSTAIN are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the meeting.

SOLICITATION OF PROXIES

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 14, 2010.

A complete copy of this proxy statement and our annual report for the year ended December 31, 2009 are also available at http://bnymellon.mobular.net/bnymellon/igte.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Company’s Second Amended and Restated Articles of Incorporation currently provide that the number of directors constituting the entire Board shall be no less than three (3) and no more than nine (9). The Company’s Board of Directors is divided into three (3) classes, with each class to be as nearly equal in number as possible. The classes currently serve for staggered terms of three (3) years as follows: two (2) Class A directors whose terms expire in 2012; three (3) Class B directors whose terms expire in 2010; and two (2) Class C directors whose terms expire in 2011. Therefore, three (3) directors are being elected to Class B at the Annual Meeting for a three-year term expiring in the year 2013.

The persons nominated to serve as Class B directors are Ashok Trivedi, Phaneesh Murthy and Joseph J. Murin, each of whom presently serve as Class B directors. The persons appointed as proxies intend to vote the shares represented by them at the Annual Meeting for the election of Ashok Trivedi, Phaneesh Murthy and Joseph J. Murin as Class B directors. The Board of Directors knows of no reason why Ashok Trivedi, Phaneesh Murthy and Joseph J. Murin would be unable to serve as Class B directors. If, at the time of the Annual Meeting, either of Messrs. Trivedi, Murthy or Murin are unable or unwilling to serve as a Class B director, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors. All nominations were made by the Nominating and Corporate Governance Committee, as further described under the caption “Nominating and Corporate Governance Committee” below.

The following section captioned “Business Experience of Directors” sets forth certain information concerning the Board nominees for election at the Annual Meeting.

BUSINESS EXPERIENCE OF DIRECTORS

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee will also consider other criteria, including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization in the public or private sector; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert.

Nominees for Directors in Class B Whose Terms Expire in 2013

Ashok Trivedi, age 60, is the Co-Founder and Co-Chairman of the Company. He has served as Co-Chairman and President of the Company since October 1996. He resigned as President of the Company effective April 1, 2008. From 1988 through September 1996, Mr. Trivedi also served as Secretary and Treasurer. He was re-elected by the shareholders in 2007 to serve as director for a three-year term expiring in 2010. He was one of the early pioneers of the IT industry. His vision guided the development and execution of iGATE’s worldwide strategy. He is also the Co-Founder and Co-Chairman of Mastech Holdings, Inc., a provider of high-value IT services. Under his leadership, the Company began its operations in 1988 and grew to over $500 million in revenues by 1999. The Company won several awards and was listed four times in Inc. Magazine’s ranking of the fastest-growing companies in the U.S. From 1976 to 1988, he held various marketing and management positions with

Unisys Corporation, a worldwide IT company. He has received numerous awards, including “Entrepreneur of the Year” from Ernst & Young. He holds a master’s degree in business administration from Ohio University and a master’s degree in physics from Delhi University.

Phaneesh Murthy, age 46, was appointed as a director of the Company on March 7, 2006 and was promoted to President and Chief Executive Officer of the Company effective April 1, 2008. He was named Chief Executive Officer of iGATE Global Solutions Limited in August 2003 and has served in this position through December 2009. Mr. Murthy also serves as a member of the board of directors of Global Edge Software Pvt. Ltd. and Cybernet Systems, Inc. In January 2003, Mr. Murthy was a founder and principal of Quintant, an India-based business process outsourcing company that was acquired by iGATE Global Solutions Limited and the Company in August 2003. Prior to that, from July 2002 to August 2003, he founded Primentor, a U.S.-based consulting firm. From 1992 to 2002, Mr. Murthy held various positions at Infosys. He has considerable expertise in developing and managing the growth of organizations. He has significant industry experience, spanning more than a decade, in structuring and managing large outsourcing deals with Fortune 500 companies. His contribution has been significant in improving the operating metrics of iGATE, including introduction of a new management team, corporate consolidation and changes leading to the application of IP-driven business models. He has also brought about changes in the intrinsic quality of the Company’s engagements, including, among others, higher offshore revenue contribution, increase in resource utilization, and improvements in billing rates. Mr. Murthy has played a key role in building a world class facility at the Company’s new Whitefield, Bangalore campus. Mr. Murthy holds a master’s degree in business administration from the Indian Institute of Management in Ahmedabad, India and received the equivalent of a bachelor’s degree from the Indian Institute of Technology in Chennai, India.

Joseph J. Murin, age 60, was appointed as a director of the Company on August 27, 2009. He served as President of the Government National Mortgage Association (“Ginnie Mae”), a U.S. government guarantor of mortgage-backed securities, from July 2008 to August 2009. Prior to his service at Ginnie Mae, he served as managing partner of the Mortgage Settlement Network LLC, an appraisal and settlement provider to residential and commercial lenders, where he developed and executed the firm’s business strategy from March 2004 to August 2007. Mr. Murin previously worked for Basis 100, first as company president and chief operating officer in 2001 and then as chief executive officer from 2002, until March 2004. Basis 100 is a technology company responsible for the development of the Canadian Bond trading system, as well as an automated valuation model offering that is currently being used in the U.S. real estate market. Mr. Murin has served as president of Century Mortgage Co., a subsidiary of Standard Federal Savings and Loan, and regional president of American Pioneer Savings. Mr. Murin brings with him more than 36 years of experience in the mortgage and banking industry. Mr. Murin holds a bachelor’s degree in business from National-Louis University.

Directors in Class A Whose Terms Expire in 2012

J. Gordon Garrett, age 70, was appointed as a director of the Company effective immediately after the Company’s initial public offering in December 1996, and was re-elected by the shareholders in 2009 to serve a three-year term expiring in 2012. He founded Interloci Network Management Inc., a global network management company, in 2000. He was Senior Vice President of Ricoh Corp., a manufacturer and distributor of office automation equipment, and Chief Executive Officer of Ricoh Canada, from 1995 to 2000. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management (ISM) Corporation, a provider of IT solutions. He held the position of President of Gestetner USA, provider of digital copier fax printer scanner and imaging solutions, from 1989 to 1991. He brings with him many decades of invaluable industry experience, gathered in various senior and/or board-level positions. He has experience leading teams of talented and highly experienced technology executives and has astute knowledge in financial matters. Mr. Garrett holds a bachelor’s degree in electrical engineering from McGill University and is also a Professional Engineer.

Martin G. McGuinn, age 67, was appointed as a director of the Company on July 6, 2009 and has over 25 years of experience at the former Mellon Financial Corporation, now The Bank of New York Mellon Corporation (“Mellon”), a global financial services company. He was the Chairman of the Board and Chief Executive Officer of Mellon from 1999 to 2006. Under Mr. McGuinn’s leadership, Mellon was able to narrow its strategic focus and transform from a broad-based commercial bank to a global leader in asset management and asset servicing. During this same period, Mellon became the 5th largest global custodian and the 12th largest asset manager in the world. Based on the organic growth of its asset management and asset servicing businesses, Mellon was able to significantly expand its global presence. Mr. McGuinn also serves on the Board of Directors of Celanese Corporation and the Chubb Corporation. He is also a member of the Advisory Board of CapGen Financial, a private equity fund. Mr. McGuinn holds both a bachelor’s degree and a juris doctor degree from Villanova University.

Directors in Class C Whose Terms Expire in 2011

Sunil Wadhwani, age 57, served as Chief Executive Officer of the Company from October 1996 until his resignation, effective April 1, 2008, and has served as a director since 1986. Mr. Wadhwani has served as Co-Chairman since October 1996 and is the Co-Founder of the Company. He was re-elected by the shareholders in 2008 to serve as director for a three-year term expiring in 2011. In addition to iGATE, he is the Co-founder and Chairman of the Board of Mastech Holdings, Inc., a provider of high-value IT services. Under his leadership, the Company began its operations in 1988 and grew to over $500 million in revenues by 1999. The Company won several awards and was listed four times in Inc. Magazine’s ranking of the fastest-growing companies in the U.S. From 1986 through September 1996, he served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. His vision guided the development and execution of iGATE’s worldwide strategy – to offer high-value IT consulting skills anywhere in the world, reflecting cultural and economical differences, while adhering to best practices and shared company values. Mr.Wadhwani has received numerous awards including “Entrepreneur of the Year” from Ernst & Young. Mr.Wadhwani also serves on the Boards of Directors/Trustees of the U.S. Federal Reserve Bank (Pittsburgh), Carnegie Mellon University, and the United Way. Mr. Wadhwani has a master’s degree in management from Carnegie Mellon University and a bachelor’s degree in engineering from the Indian Institute of Technology.

Göran Lindahl, age 65, was appointed as a director of the Company on March 7, 2006. He was re-elected by the shareholders in 2008 to serve as a director for a three-year term expiring in 2011. He was the Chief Executive Officer and President of the global technology and engineering group ABB, headquartered in Zurich, Switzerland, from January 1, 1997 to December 31, 2000 and spent more than thirty years in various positions within ABB. He previously held a number of management positions in research and marketing and has been a global business area manager and president of several ABB companies. Mr. Lindahl is the Chairman of IKEA GreenTech AB and LivSafe Group. In addition, Mr. Lindahl is a Member of the Sony Corporation International Advisory Board and he serves on the Board of Directors of INGKA Holding BV (IKEA) and various other private non-public companies and advisory boards. He earned a master’s degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden.

VOTES REQUIRED

The Class B Directors will be elected by a plurality of the votes of shares present and entitled to vote. Accordingly, the nominees who receive the largest number of votes actually cast will be elected.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that the shareholders vote FOR the nominees named herein.

BOARD COMMITTEES AND MEETINGS

During 2009, the Board of Directors met seven (7) times. During this period, each director attended each meeting of the Board of Directors and each meeting held by each committees of the Board of Directors on which each such director served. Effective May 28, 2003, the Board adopted a policy regarding director attendance at Annual Meetings. Director attendance at Annual Meetings is encouraged but not required. This policy is part of our Corporate Governance Guidelines, which are available on the Company’s website at http://ir.igate.com/governance.cfm under Investor Relations/Corporate Governance. Seven (7) directors then in office attended the 2009 Annual Meeting of Shareholders.

The Board of Directors has determined that all directors, other than Messrs. Wadhwani, Trivedi and Murthy, are independent under both the independence criteria for directors established by NASDAQ and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at http://ir.igate.com/governance.cfm under Investor Relations/Corporate Governance.

The Company has three (3) standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found on the Company’s website at http://ir.igate.com/governance.cfm under Investor Relations/Corporate Governance.

Each of these standing committees consists entirely of independent directors. The independent directors meet regularly without management present.

Audit Committee

The Board has an Audit Committee currently consisting of Messrs. Garrett, Lindahl and McGuinn and chaired by Mr. Garrett. Each member of this committee is an independent director under the criteria adopted by the Board of Directors and under applicable NASDAQ listing standards. The Board of Directors has determined that Mr. Garrett is an “audit committee financial expert” as defined in the applicable rules of the Securities and Exchange Commission. The Audit Committee’s duties include selecting the independent accountants to audit the Company’s financial statements, reviewing the scope and results of the independent auditors’ activities and the fees proposed and charged for such activities, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the committee’s activities to the full Board. The Audit Committee met four (4) times during 2009. Mr. Michel Berty was a member of the Audit Committee until his resignation as a member of the committee and as a director of the Company effective June 24, 2009. On July 6, 2009, Mr. Martin McGuinn was appointed to the Audit Committee.

Compensation Committee

The Board has a Compensation Committee currently consisting of Messrs. McGuinn, Garrett and Lindahl and chaired by Mr. McGuinn. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee met five (5) times in 2009. Mr. Michel Berty was a member of the Compensation Committee until his resignation as a member of the committee and as a director of the Company effective June 24, 2009. On July 6, 2009, Mr. Martin McGuinn was appointed to the Compensation Committee.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee currently consisting of Messrs. Lindahl, Garrett and Murin. Mr. Yourdon resigned as member of the Nominating and Corporate Governance Committee effective June 24, 2009 and on August 27, 2009 Mr. Murin was appointed as a member of the Nominating and Corporate Governance Committee. All of members of the Nominating and Corporate Governance Committee are independent directors under applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors and for overseeing and making recommendations to the Board of Directors on all corporate governance matters. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareholders. To recommend a prospective nominee for the Nomination and Corporate Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Secretary in writing to the following address: iGATE Corporation, Attn: Corporate Secretary, 6528 Kaiser Drive, Fremont, CA 94555. The Company’s Second Amended and Restated Articles of Incorporation addresses the proper submission of a person to be nominated and sets forth the proper form for a notice of nomination. Please refer to the “2011 SHAREHOLDER PROPOSALS OR NOMINATIONS” section in this document for a summary of the procedures to request a person(s) to be nominated for election as a director of the Company.

The minimum qualifications and specific qualities and skills required for directors are set forth in Section III of the Nominating and Corporate Governance Committee’s charter and Section 5 of our Corporate Governance Guidelines. The committee considers and evaluates all potential candidates in the same manner regardless of the source of the recommendation or nomination. As part of this process, the committee ensures that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The committee conducts appropriate and necessary inquiries into the background and qualifications of possible candidates before any such candidates are evaluated by the Board of Directors. This assessment includes consideration of a candidate’s background, skills, personal characteristics and business experience as well as a consideration of Board diversity and Board needs. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature. Our directors come from diverse backgrounds, with experience as managers and directors of industrial, non-profit and governmental entities. The Nominating and Corporate Governance Committee met five (5)  times in 2009.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted a set of Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Corporate Governance Guidelines are posted on the Company’s web site at http://ir.igate.com/governance.cfm under the Investor Relations/Corporate Governance section.

The Board of Directors has adopted a Code of Conduct, which serves as the Company’s code of ethics applicable to all employees and to the independent directors with regard to their Company-related activities. The Code of Conduct are posted on the Company’s website at http://ir.igate.com/goverance.cfm under the Investor Relations/Corporate Governance section.

Board Leadership Structure

The Company’s policy as to whether the same person should serve as both the Chief Executive Officer and Chairman is based on the practice which best serves the Company’s needs at any particular time. In April 2008, Mr. Sunil Wadhwani resigned as Chief Executive Officer and Mr. Ashok Trivedi resigned as President and Mr. Phaneesh Murthy was concurrently appointed to serve as our President and Chief Executive Officer. Both

Mr. Wadhwani and Mr. Trivedi continue to serve as Co-Chairmen of the Company. The Board believes that its current leadership structure, with Messrs. Wadhwani and Trivedi serving as Co-Chairmen and Mr. Murthy serving as the President and Chief Executive Officer, is appropriate given each of their respective past experiences.

The Role of the Board in Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management responsibility to the Board committees. As part of the responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief financial officer prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and corporate common services, and identifies the controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief financial officer periodically reports to the Audit Committee regarding their design and effectiveness. The Audit Committee also receives periodic reports directly from the internal auditors of the Company and updates from the Corporate Secretary on the Company’s corporate governance compliance at each of its meetings. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each of these committees regularly report to the full Board.

Communications from Shareholders to the Board of Directors

The Board of Directors recommends that shareholders initiate any communications with the Board of Directors by e-mail or in writing and send them in care of the Corporate Secretary. Shareholders can send communications directly to the Board of Directors by e-mail to corporatesecretary@igate.com, by fax to 510-896-3010, or by mail to Mr. Mukund Srinath, Corporate Secretary, iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific director recipient should be noted in the communication. The Board of Directors has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board of Directors’ consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of February 16, 2010 for: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each named executive officer listed in the Summary Compensation Table below; and (iii) all directors and executive officers of the Company as a group. As of February 16, 2010, there were 55,237,763 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock	Percent of Class
Sunil Wadhwani (1)(2)	15,301,053	27.70%
Ashok Trivedi (2)(3)	15,301,053	27.70%
Columbia Wanger Asset Management, L.P.(4)	5,720,800	10.35%
J. Gordon Garrett (5)	143,576	*
Goran Lindahl (6)	150,947	*
Martin McGuinn (7)	140,000	*
Joseph J. Murin (8)	105,000	*
Phaneesh Murthy (9)	686,729	1.24%
Sujit Sircar (10)	18,924	*
Sambhashiva Hariharan (11)	21,264	*
Jason Trussell (12)	45,299	*
Sean Suresh Narayanan (13)	77,468	*
Soumitra Ganguli	—	*
All directors and executive officers, as a group (13 persons) (14)	31,991,313	57.92%

*	Less than 1%
(1)	Includes 2,340,000 shares held by two family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.
(2)	The address of Messrs. Wadhwani and Trivedi is c/o iGATE Corporation, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275.
(3)	Includes 2,132,500 shares held by one family trust, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.
(4)	The address of Columbia Wanger Asset Management is 227 Monroe Street, Suite 3000, Chicago, IL 60606.
(5)	Includes 143,576 shares that may be acquired pursuant to the exercise of options, of which 130,000 stock options were granted on July 2, 2009 under the iGATE Corporation 2006 Stock Incentive Plan in accordance with the new compensation structure for independent directors described below.
(6)	Includes 145,947 shares that may be acquired pursuant to the exercise of options, of which 130,000 stock options were granted on July 2, 2009 under the iGATE Corporation 2006 Stock Incentive Plan in accordance with the new compensation structure for independent directors described below, and 5,000 shares already held by Mr. Lindahl.
(7)	Includes 125,000 shares that may be acquired pursuant to the exercise of options, of which 110,000 stock options were granted on July 6, 2009 and 15,000 stock options were granted on October 20, 2009 under the iGATE Corporation 2006 Stock Incentive Plan in accordance with the new compensation structure for independent directors described below, and 15,000 shares held by Mr. McGuinn prior to his appointment as a director.
(8)	Includes 105,000 shares that may be acquired by Mr. Murin pursuant to the exercise of options. The 105,000 stock options were granted on August 27, 2009 under the iGATE Corporation 2006 Stock Incentive Plan in accordance with the new compensation structure for independent directors described below.

(9)	Includes 483,366 shares that may be acquired by Mr. Murthy pursuant to the exercise of options and 203,363 shares already held by Mr. Murthy.
(10)	Represents 13,609 shares that may be acquired by Mr. Sircar pursuant to the exercise of options and 5,315 shares of restricted stock to vest on April 17, 2010.
(11)	Represents 21,264 shares that may be acquired by Mr. Hariharan pursuant to the exercise of options.
(12)	Represents 21,911 shares that may be acquired by Mr. Trussell pursuant to the exercise of options and 10,631 shares of restricted stock to vest on March 15, 2010 and 12,757 shares of restricted stock to vest on April 17, 2010.
(13)	Represents 50,890 shares that may be acquired by Mr. Narayanan pursuant to the exercise of options and 26,578 shares of restricted stock to vest on April 17, 2010.
(14)	Includes 368,366 shares of Common Stock underlying options that are exercisable on or before February 16, 2010 or within 60 days after such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange, requires the Company’s directors, executive officers and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission and NASDAQ. Directors, executive officers and other 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on its review of the copies of such reports and amendments thereto provided to the Company, and written representations and information provided to the Company by the reporting persons, the Company believes that during 2009, all of its directors, executive officers and other 10 percent shareholders complied with the applicable filing requirements under Section 16(a) on a timely basis, with the following exceptions:

•	A Form 4 was filed on behalf of Mr. Narayanan on February 4, 2009, reporting a grant of 3,156 shares on September 30, 2008 and a grant of 12,000 shares on January 21, 2009.

•	A Form 4 was filed on behalf of Mr. Hariharan on February 4, 2009, reporting a grant of 5,502 shares on September 30, 2008.

•	A Form 4 was filed on behalf of Mr. Sircar on February 4, 2009, reporting a grant of 630 shares on September 30, 2008.

•	A Form 4 was filed on behalf of Mr. Murthy on February 4, 2009, reporting a grant of 7,575 shares on September 30, 2008.

•	Two Forms 3 were filed late with respect to the designation of Messrs. Trussell and Kandula as Section 16 executive officers on December 31, 2008.

•	A Form 4 was filed on behalf of Mr. Trussell on April 1, 2009, reporting a disposition of 2,658 shares on March 16, 2009.

•	A Form 4 was filed on behalf of Mr. Murthy on December 29, 2009, reporting a sale of 6,300 shares on November 30, 2004.

NAMED EXECUTIVE OFFICERS

In addition to Mr. Murthy, whose position and background are discussed under “Business Experience of Directors,” the following persons currently serve as named executive officers of the Company.

Sujit Sircar, age 41, was appointed Chief Financial Officer of iGATE and is a member of the Governing Council of iGATE, effective August 21, 2008. Mr. Sircar has served as Senior Vice President – Finance for iGATE Global Solutions (“iGS”) since June 2008. Mr. Sircar joined iGS in April 1998 as Senior Manager- Finance. Mr. Sircar was promoted to the position of Financial Controller in April 2001, and served as Financial Controller until May 2005. In May 2005, he was promoted to the position of Vice President- Finance, and served in that position until June 2008. He was appointed to the Board of iGS on January 1, 2010. Mr. Sircar’s professional experience consists of extensive experience in corporate finance, treasury management, domestic and international taxation, and accounting and business laws. He started his career with Wipro Limited, a provider of integrated business, technology, consulting, testing and process solutions and was instrumental in setting up the finance processes for its joint venture with British Telecom. During his five year service with Wipro Limited, he handled various job responsibilities and was the Finance Head for various divisions of the company. Mr. Sircar is a Chartered Accountant by training and is a Fellow Member of the Institute of Chartered Accountants of India. He holds a bachelor’s degree in commerce from the University of West Bengal.

Sambhashiva Hariharan, age 45, heads the Sales Division at iGATE and is a member of the Governing Council of iGATE. Mr. Hariharan joined iGS on October 10, 2007 as Head of Sales and was a member of the Board of Directors of iGS until December 2009. He has 22 years of experience in the IT services industry and is a graduate of the Indian Institute of Management, Ahmedabad and National Institute of Technology, Bhopal. He worked as part of the initial core business development team at Infosys, an IT services company, most recently as Head of Worldwide Sales in the communications and product services group, managing its business growth as the fastest growing business unit in Infosys at the time. Prior to that, Mr. Hariharan also championed the Y2K services initiative at Infosys, which was one of the most successful new client acquisition engines of Infosys. Mr. Hariharan was awarded the Chairman’s Top Employee Award twice. After Infosys, Mr. Hariharan led the global sales, marketing and strategy functions at Virtusa Corporation, an IT outsourcing company from November 2001 to February 2004. Most recently, Mr. Hariharan was the President of american operations and head of the largest business unit at Hexaware, a publicly listed Indian outsourcing company, from February 2004 to September 2007. At Hexaware, Mr. Hariharan also closely participated in merger and acquisition initiatives, and was responsible for operational integration of recent cross-border acquisition.

Jason Trussell, age 37, is our Regional Manager and Vice President for iGATE Canada. Mr. Trussell has over 15 years experience working with clients in the financial services, government, telecom and utilities sectors for onshore, nearshore and offshore delivery models. Mr. Trussell joined Quantum Information Resources (which later merged with iGATE) in November 1994 as a Marketing Manager. He was promoted as Group Manager of Sales in 1996, Director of Sales in 1998, Assistant Vice President of Sales in 2005 and Vice President and Regional Manager – Canada in April 2007. Mr. Trussell is a graduate of the University of Toronto’s Rotman School of Management Global Executive MBA program and has a diploma in marketing from St. Lawrence College, Saint-Laurent.

Sean Suresh Narayanan, age 41, is our Chief Delivery Officer, a member of the Governing Council of iGATE and is responsible for the services we deliver to our customers from all our global locations. Mr. Narayanan has over 19 years experience in IT and management consulting both in the U.S. and India. He joined iGATE in December 2006 as Senior Vice President and was promoted as Chief Delivery Officer in January 2008. He was appointed to the Board of iGS on January 1, 2010. Prior to joining iGATE, Mr. Narayanan was Vice President and Global Practice Head of IT Infrastructure Services at Cognizant, a provider of information technology, consulting and business process outsourcing services. Mr. Narayanan joined Cognizant in July 2002 as Director and Chief Operating Officer of its eBusiness practice. He has also previously worked with international management consulting firm Booz-Allen-Hamilton in the U.S., working on IT strategies for both

U.S. federal government agencies and commercial firms. Mr. Narayanan is a recognized expert on management and technology, a speaker in seminars and conferences and has been widely quoted in the international media. Mr. Narayanan has a master’s degree in regional and city planning from the University of Oklahoma and a bachelor’s degree in architecture from the Regional Engineering College, Trichy, India.

OTHER EXECUTIVE OFFICERS

Srinivas Kandula, age 46, has served as our Global Head of Human Resources since January 2007. Mr. Kandula previously served at Sasken Communication Technologies Ltd., an embedded communications solutions company, as Director (Human Resources) from December 2004 to December 2006 and prior to that as Chief Corporate Human Resources Manager at Power Grid Corporation, India’s state-owned transmission network provider of electricity from November 1991 to November 2004. He has a doctorate degree in Strategic Human Resource Management from the XLRI School of Business and Human Resources and a master’s degree in Human Resource Management from Andhra University. He has also published over 60 papers and eight books in the area of human resource management, organizational behavior and organization development. He is a member of various human resources professional bodies and an active contributor of professional content and knowledge.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its named executive officers, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of named executive officers in fiscal 2009 and the report of the Compensation Committee of the Board of Directors which immediately follow below.

Compensation Philosophy

The Compensation Committee has adopted a compensation philosophy with respect to the named executive officers that is intended to align compensation with the Company’s overall business strategy. The Company’s compensation philosophy is also designed to link executive compensation to shareholder value in order to attract, retain and motivate high quality employees capable of maximizing shareholder value. The goals are:

•	To compensate executives in a manner that aligns their interests with the interests of the shareholders;

•	To reward executives for successful long-term strategic management;

•	To recognize outstanding performance; and

•	To attract and retain highly qualified and motivated executives.

The strategy established by the Compensation Committee with respect to executive compensation is to provide a comprehensive compensation package using a combination of base salary, bonus, stock-based awards and perquisites that will allow the Company’s executives to potentially earn compensation amounts in excess of competitive industry compensation; provided that certain subjective and objective performance goals for the Company are achieved.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 for any given year paid to any named executive officer, except to the extent such excess constitutes performance-based compensation. The Compensation Committee’s policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of the Company and its shareholders. The Company’s 2006 Stock Incentive Plan (the “Plan”) has been structured so that stock options and performance-based awards granted under the plan qualify as “performance-based compensation” and are exempt from the limitations on deduction. However, base salaries, bonuses and non-performance-based awards under the plan do not qualify as “performance-based” compensation for purposes of Section 162(m) because the Compensation Committee retains discretion with respect to the amount and structure of these payments.

The Compensation Committee and the Governing Council of iGS, our wholly-owned Indian subsidiary through which all of the Company’s business is conducted, reviews compensation and benefit plans affecting employees, including our executive officers. The Governing Council and Compensation Committee have determined that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. The Governing Council and Compensation Committee also determined that the Company’s compensation programs do not encourage excessive risk-taking and instead encourage behaviors that support sustainable value creation. To that end, the full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Compensation Committee Roles and Responsibilities

The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the Plan. The Compensation Committee approves the grant of stock options and restricted stock awards to the named executive officers.

It is the responsibility of the Compensation Committee to ensure that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Compensation Committee is composed entirely of independent directors.

Compensation Consultants

In fiscal year 2009, the Compensation Committee did not use any compensation consultants in determining or recommending the amount or form of executive or director compensation. The Compensation Committee has retained Hewitt Associates LLC to serve as its consultant for fiscal year 2010.

Key Elements of and Factors Affecting Compensation

The key elements of compensation are: (a) base salaries; (b) annual bonuses; and (c) equity compensation under the Plan. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its named executive officers, including insurance and other benefits. The Compensation Committee also reviews all contracts and performance-based goals and objectives. The Compensation Committee makes its compensation determinations after conducting an analysis of the compensation of similarly situated executives, general market conditions and individual executive performance. The Company has entered into employment agreements with each of its named executive officers, which establish minimum levels of compensation. These employment agreements cover the key elements of the Company’s executive compensation package and provide for severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below.

In fiscal year 2009, we benchmarked our named executive officers’ compensation against our peer group. The peer group was comprised of the following companies:

•	Infosys

•	Wipro

•	Cognizant

•	Syntel

•	Hexaware

Base Salaries for Executive Officers

The Company provides its other executive officers with a base salary to provide them with a minimum guaranteed compensation level for their annual services. An executive officer’s base salary is determined by taking into consideration the region in which the executive officer was located, cost of living, responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent in these economies. The base salary is intended to be competitive with base salaries paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities. The Compensation Committee believes that the Company’s base salaries are generally still at or below the 50th percentile for companies in our peer group.

Prior to our restructuring in 2008, many of our current executive officers were officers of operating subsidiaries of iGATE and were subject to employment agreements providing elements of compensation substantially similar to those described above.

In setting base salaries for fiscal 2009, the Committee considered the following:

•	The responsibilities of the executive officer and how successful he was in carrying out those responsibilities.

•	The industry-wide environment within which those responsibilities were being carried out.

•	Whether the executive officer had received salary increases within the past few years and the amount of any such increases.

•	The salaries of executive officers at peer companies, both in terms of comparable responsibilities and comparable compensation rank within the peer company.

•	The salary increases to be given to other executive officers.

Based on benchmarking, performance, retention and other relevant considerations, the Compensation Committee reviews recommendations and determines appropriate base salary for the Chief Executive Officer and other executive officers. While the Compensation Committee sets the base salary for the Chief Executive Officer, and makes recommendations with respect to each executive officer, the base salaries for all other executive officers are established and reviewed by the Chief Executive Officer.

Annual Bonuses for Executive Officers

In addition to a base salary, each executive officer is eligible for a discretionary performance-based annual bonus. The Company has chosen to include performance-based annual bonuses as a material element in its compensation plan. The annual bonus is designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives. These bonus levels are determined by the Compensation Committee.

The Compensation Committee determined the revenue and operating income targets for the 2009 fiscal year that would be used to determine the annual bonus for each of the named executive officers. The Company’s revenue target was linked to average revenue growth at five competing companies; namely Cognizant, Infosys, Wipro, Syntel and Hexaware. The operating profit target for Q1, Q2, Q3 and Q4 of 2009 was 12%, 13%, 14% and 15%, respectively.

The weight of each of the components of the performance-based annual cash bonus target for our Chief Executive Officer for fiscal year 2009 was:

•	Achievement of revenue target – 50%

•	Achievement of operating income target – 50%

The weight of the components of the performance-based annual bonus target for each of our other named executives for fiscal year 2009 was:

•	Achievement of revenue target – 35%

•	Achievement of operating income target – 35%

•	Achievement of other targets – 30%

Other discretionary performance targets for the other named executives included:

•	Corporate governance, optimization of operating expenses, tax planning and forex management for our Chief Financial Officer;

•	Account management and improving gross margin for our Chief Delivery Officer;

•	Enhancing the pipeline of prospective clients for our Head of Sales; and

•	Achieving certain revenue targets from our largest customer (Royal Bank of Canada) for our Regional Manager and Vice President of iGATE Canada.

The maximum amount a named executive officer can earn under the performance bonus incentive plan is 200% of the target bonus amount, and for performance below the threshold level, no bonus will be paid for a particular component. Based on the Company’s 2009 corporate performance, the Compensation Committee approved the following annual bonus payments to Mr. Murthy and Mr. Sircar and our Chief Executive Officer approved the following bonuses for our other executive officers.

Name	2009 Bonus
Phaneesh Murthy	$288,300
Sujit Sircar	$45,010
Sean Suresh Narayanan	$80,180
Sambhashiva Hariharan	$30,000
Jason Trussell	$90,820

The current executive officers are also officers of operating subsidiaries of iGATE and are subject to employment agreements providing elements of compensation substantially similar to those described above. The performance targets under these agreements (except for the Chief Executive Officer’s) were determined by Mr. Murthy.

Stock Incentive Plan

The Company’s long-term incentives are in the form of stock options, stock appreciation rights, restricted or unrestricted stock awards and performance share awards under the “Plan”. As of December 31, 2009 there were 9.9 million shares of Common Stock available for issuance under the Plan.

The objective of awards under the Plan is to advance the long-term interests of the Company and its shareholders and provide incentives tied to annual performance. These awards reward executives for the creation of shareholder value and attainment of long-term earnings goals. Stock incentive awards under the Plan produce value to participants only if the price of the Company’s stock appreciates or other specific performance goals are met, thereby directly linking the interests of plan participants with those of the shareholders.

Most of the awards granted to the named executive officers are linked to the number of years of their service in the organization. The 2009 equity awards granted to some of the named executive officers vest equally, subject to the Company achieving a cumulative EPS of $0.70 in four consecutive quarters and $1.00 over four consecutive quarters. Factors the Compensation Committee considers in determining the size and types of awards to executive officers include the number of stock options and awards that each of our executive officers had previously been awarded, the estimated value of outstanding options and awards, and the salary, role, responsibility and performance level of such officers. The Compensation Committee also considers the awards and options granted to executive officers in similar positions within the industry, and the responsibility and business impact of the officer’s position.

Awards to Mr. Murthy

On September 11, 2006, the Company granted 200,000 shares of performance-based restricted stock to Mr. Murthy. Three tranches of 40,000 shares each vested on April 30, 2007, April 30, 2008 and April 30, 2009, with the remaining 80,000 to vest ratably over the succeeding two years through 2011. On September 30, 2008, the Company granted Mr. Murthy 7,575 shares of restricted stock in connection with the spin-off of the business of Mastech Holdings, Inc., of which 2,525 shares vested on April 30, 2009 and the remaining to vest as follows: 2,525 shares will vest on April 30, 2010 and 2,525 shares will vest on April 30, 2011. On March 25, 2008, the Company, in connection with Mr. Murthy’s promotion to Chief Executive Officer, waived the performance targets associated with the award granted on September 11, 2006. This waiver was approved by the Compensation Committee. During 2009, 42,525 shares of restricted stock vested to Mr. Murthy. No new stock awards were granted to him in 2009.

Awards to Mr. Sircar

On April 17, 2008, the Company granted 10,000 shares of restricted stock to Mr. Sircar, which will vest equally on April 17, 2010 and April 17, 2012. On September 30, 2008, the Company granted 630 shares of restricted stock to Mr. Sircar in connection with the spin-off of the business of Mastech Holdings, Inc., which vest equally on April 17, 2010 and April 17, 2012. On October 16, 2008, the Company granted 40,000 shares of restricted stock to Mr. Sircar, which vest equally on October 16, 2010 and October 16, 2012. On August 12, 2009, the Company granted 15,000 shares of restricted stock to Mr. Sircar, which will vest equally, subject to the Company achieving a cumulative EPS of $0.70 in four consecutive quarters and $1.00 over four consecutive quarters.

Awards to Mr. Hariharan

On October 8, 2007, the Company granted 80,000 shares of restricted stock to Mr. Hariharan of which 20,000 each vested on October 8, 2008 and October 8, 2009, with the remaining 40,000 to vest equally on October 8, 2010 and October 8, 2011. On September 30, 2008, the Company granted 5,052 shares of restricted stock to Mr. Hariharan in connection with the spin-off of the business of Mastech Holdings, Inc., which vest equally over a four year period beginning on October 8, 2008. During 2009, 21,263 shares of restricted stock vested to Mr. Hariharan. No new stock awards were granted to him in 2009.

Awards to Mr. Trussell

On March 15, 2008, the Company granted 100,000 shares of restricted stock to Mr. Trussell, of which 2,500 shares vested on March 15, 2009 with the remaining to vest over a period of six years. On April 17, 2008, the Company granted 24,000 shares of restricted stock to Mr. Trussell, which will vest equally on April 17, 2010 and April 17, 2012. On September 30, 2008, the Company granted 7,828 shares of restricted stock to Mr. Trussell in connection with the spin-off of the business of Mastech Holdings, Inc., of which 158 vested on March 15, 2009 and the remaining vest as follows: 631 shares will vest on March 15, 2010, 757 shares will vest on April 17, 2010, 1,105 shares will vest on March 15, 2011, 1,578 shares will vest on March 15, 2012, 757 shares will vest on April 17, 2012, 1,421 shares will vest on March 15, 2013, 947 shares will vest on March 15, 2014 and 474 shares will vest on March 15, 2015. During 2009, 2,658 shares of restricted stock vested to Mr. Trussell. No new stock awards were granted to him in 2009.

Awards to Mr. Narayanan

On April 17, 2008, the Company granted 50,000 shares of restricted stock to Mr. Narayanan, which will vest equally on April 17, 2010 and April 17, 2012. On September 30, 2008, the Company granted 3,156 shares of restricted stock to Mr. Narayanan in connection with the spin-off of the business of Mastech Holdings, Inc., which will vest equally on April 17, 2010 and April 17, 2012. On October 16, 2008, the Company granted 30,000 shares of restricted stock to Mr. Narayanan, which will vest equally on October 16, 2010 and October 16, 2012. On January 21, 2009, the Company granted 12,000 shares of restricted stock, which will vest equally on January 21, 2011 and January 21, 2013. The Company granted 15,000 shares of restricted stock on August 12, 2009, which will vest equally, subject to the Company achieving a cumulative EPS of $0.70 in four consecutive quarters and $1.00 over four consecutive quarters.

Awards to Mr. Ganguli

No stock awards were granted to Mr. Ganguli in 2009. On January 7, 2010, in connection with his resignation, Mr. Ganguli exercised 52,640 options and all his unvested options were cancelled as per the terms of the Plan.

Employment Agreements

Mr. Murthy and iGS were parties to an employment agreement dated as of August 22, 2003, which provided Mr. Murthy with a base salary of $300,000, which was increased to $400,000 in 2005, $450,000 in 2006 and $500,000 in 2007. Mr. Murthy and iGS signed an amended employment agreement on April 18, 2008. Under this agreement, Mr. Murthy’s period of appointment as Chief Executive Officer and Managing Director of iGS was extended for a further term of five years. Mr. Murthy’s annual base salary was fixed at $500,000 per annum and such increments as the Board of Directors of iGS may grant from time to time subject to a limit of an annual base salary of $750,000 per annum, subject to review by the Company’s Compensation Committee and the Board of Directors. The agreement provided for an annual performance-based incentive of $200,000 per annum and such increases as the Board of iGS may decide from time to time subject to a limit of $600,000 per annum, subject to review by the Company’s Compensation Committee and the Board of Directors. Mr. Murthy was also eligible for such other benefits as the Company may introduce from time to time. The agreement also provided Mr. Murthy with a Company leased car, grant of stock options and six months severance in the event of termination other than for cause.

Mr. Murthy resigned as Managing Director and CEO of iGS effective December 31, 2009, but retained his position as a director of iGS. Mr. Murthy has entered into an employment agreement dated January 1, 2010 with iGATE Technologies Inc., a subsidiary of iGATE, on the same terms of employment as he had with iGS.

On January 21, 2009, iGS and Mr. Sircar entered into an amended employment agreement, which increased the salary of Mr. Sircar in order to align Mr. Sircar’s compensation with similarly situated chief financial officers of certain peer group companies. Mr. Sircar’s base salary was increased to Rs. 4,800,000 per annum and he is eligible for an annual performance-based cash award of up to Rs. 1,600,000 per annum, with performance targets to be set by Mr. Murthy, effective as of January 1, 2009. In addition to his base salary and performance-based cash awards, Mr. Sircar is entitled to three months of salary upon termination of employment. Either Mr. Sircar or the Company may terminate his employment upon three months’ notice. Mr. Sircar is also eligible to participate in the Plan. On January 1, 2010 Mr. Sircar was appointed to the Board of iGS as a wholetime director on the same terms as described above for a period of 5 years except that his base salary is limited to Rs.7,200,000 per annum and his annual performance-based incentive is limited to Rs.2,900,000 per annum.

Mr. Hariharan and iGS were parties to an employment agreement dated October 10, 2007, which provided an initial base salary of $300,000 with a maximum base salary of $450,000 and an annual performance-based incentive of $180,000, subject to a limit of $300,000. The agreement was for a term of 5 years. Mr. Hariharan was also eligible for such other benefits as the Company may introduce to its employees from time to time. Mr. Hariharan was also eligible to participate in the Company’s Plan and a three month’s salary in the event of termination other than for cause. Mr. Hariharan resigned as wholetime director of iGS effective December 31, 2009. Mr. Hariharan has entered into an employment agreement dated January 1, 2010 with iGATE Technologies Inc., a subsidiary of iGATE, on the same terms of employment as he had with iGS.

Mr. Trussell and iGS are parties to an employment agreement dated November 1, 1996. Mr. Trussell’s employment agreement is with Quintant Information Resources, which subsequently merged with iGATE. His present annual base salary is CAD 161,313 and his annual variable compensation is CAD 96,788. Mr. Trussell is also eligible for such other benefits as the Company may introduce to its employees from time to time. Either Mr. Trussell or the Company may terminate his employment upon three months’ notice. Mr. Trussell is also eligible to participate in the Plan.

Mr. Narayanan and iGS are parties to an employment agreement dated December 1, 2006. On January 21, 2009, iGS and Mr. Narayanan entered into an amended employment agreement, increasing the salary of Mr. Narayanan in order to align Mr. Narayanan’s compensation with similarly situated chief delivery officers of certain peer group companies. Under the amended employment agreement, Mr. Narayanan’s base salary was increased to Rs.5,700,000 per annum and he is eligible for an annual performance-based cash award of up to Rs.2,850,000 per annum, with performance targets to be set by Mr. Murthy, effective as of January 1, 2009. In addition to his base salary and performance-based cash awards, Mr. Narayanan is entitled to three months of salary upon termination of employment. Either Mr. Narayanan or the Company may terminate his employment upon three months’ notice. Mr. Narayanan is also eligible to participate in the Plan. On January 1, 2010, Mr. Narayanan was appointed on the Board of iGS as a wholetime director on the same terms as described above for a period of 5 years, except that his base salary is limited to Rs.8,550,000 per annum and his annual performance-based incentive is limited to Rs.5,165,000 per annum.

Mr. Ganguli was subject to an employment agreement dated September 18, 2003, which provided for a minimum base salary of $200,000 and annual variable compensation of up to $150,000. Mr. Ganguli was also eligible for such other benefits as the Company may introduce to its employees from time to time. On January 7, 2010, Mr. Ganguli exercised 52,640 options in connection with his resignation and all his unvested options were cancelled as per the terms of the Plan.

Co-Chairmen Compensation

Messrs. Wadhwani and Trivedi’s employment agreements were amended as of June 6, 2008 to reflect their respective resignations as Chief Executive Officer and President and were further amended on April 1, 2009. Their amended agreements provide for reimbursement for reasonable travel and other expenses incurred by them in performing their obligations towards the Company, maintenance of an office in Pittsburgh or New Delhi, a full time administrative assistant, maintenance of a car, medical benefits, reimbursement of reasonable travel and other expenses related to their attendance at relevant industry conferences, trade shows or similar events and any other benefits which are or become generally available to all employees.

Change of Control/Severance Benefits

As discussed above, each of the named executive officers has an employment agreement. Pursuant to these agreements, each executive’s employment may be terminated by the Company upon death, disability or for cause, and by the executive for “good reason” (generally defined as a material modification of duties, title or direct reports, or a material reduction in compensation and benefits). If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment. In addition, outstanding stock options and restricted stock awards or other awards issued pursuant to the Plan may under certain circumstances vest upon a “change of control” of the Company.

Pursuant to their employment agreements, as amended, upon termination for any reason, our co-chairmen are entitled to any and all amounts and benefits that have accrued and are payable under their employment agreements prior to the date of termination.

The estimated payments to be made by the Company to the named executive officers in the event of severance or upon a change of control that triggers acceleration are set forth in the Table entitled “Potential Payments Upon Termination or Change in Control” on page 26 of this proxy statement.

Other Considerations

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Code, the 401(k) contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($16,500 for 2009, subject to a $5,000 increase for participants who are age 50 or older).

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. The perquisites received by the named executive officers are set forth in Note 3 of the Summary Compensation Table.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or under the Exchange Act, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on this review and discussion, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Martin McGuinn, Chairman

J. Gordon Garrett

Goran Lindahl

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the annual and long-term compensation of the individuals who were serving as named executive officers of the Company as of December 31, 2009 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary		Bonus (5)		Stock Awards (1)		Option Awards (1)		All Other Compensation (2)(3)		Total Compensation
PHANEESH MURTHY (4)	2009		$500,000		$40,385		$—		$—		$58,517		$598,902
President and Chief Executive Officer	2008 2007	$ $	500,000 501,601	$ $	347,000 135,000	$ $	65,675 —	$ $	295,719 2,538,516	$ $	2,450,875 19,603	$ $	3,659,269 3,194,720

SUJIT SIRCAR	2009		$75,737		$4,087		$111,450		$—		$2,065		$193,339
Chief Financial Officer	2008		$54,672		$15,932		$316,362		$11,850		$17,261		$416,077

SAMBHASHIVA HARIHARAN	2009		$300,000		$60,750		$—		$—		$3,161		$363,911
Head of Sales and Marketing	2008		$300,000		$93,205		$43,801		$6		$—		$437,012

JASON TRUSSELL	2009		$153,050		$37,076		$—		$—		$9,895		$200,021
Regional Manager and Vice President for iGATE -Canada	2008		$159,245		$68,381		$893,509		$1,785		$—		$1,122,920

SEAN SURESH NARAYANAN	2009		$94,163		$13,729		$185,490		$—		$6,095		$299,477
Chief Delivery Officer

SOUMITRA GANGULI	2009		$205,801		$3,938		$—		$—		$33,743		$243,482
Former Head of Consulting and IT	2008		$262,500		$40,000		$—		$4,232		$472,798		$779,530

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2009, Note 16 to the Company’s financial statements for the fiscal year ended December 31, 2008 and Note 11 to the Company’s financial statements for the fiscal year ended December 31, 2007, for a complete description of assumptions used in calculating these amounts.

(2)	In accordance with the rules of the Securities and Exchange Commission, compensation in the form of perquisites and other personal benefits has been omitted when the total value of all such perquisites and other personal benefits constituted less than $10,000.

(3)	During 2009, the Company leased an automobile for Mr. Murthy. The cost to the Company for the automobile leased was $20,203 for fiscal year 2009. Mr. Murthy also received $38,314 in consideration for accrued leave.

The total amount disclosed in this column for Messrs. Sircar, Hariharan, Trussel, Narayanan and Ganguli represents consideration for accrued leave during the year 2009.

During 2008, pursuant to the delisting of iGS from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Messrs. Murthy, Sircar and Ganguli surrendered their vested options in iGS for consideration and received $2,392,957, $16,742 and $361,306, respectively.

(4)	No compensation was paid to Mr. Murthy in 2007, 2008 or 2009 for his services as a director of the Company in those years.

(5)	Bonus represents the amount paid in respective years.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Phaneesh Murthy*	—	—	—	—	—	—	—	—	—	$—	$—	$—

Sujit Sircar	08/12/2009							15,000		$—	$7.43	$111,450

Sambhashiva Hariharan*	—	—	—	—	—	—	—	—	—	$—	$—	$—

Jason A Trussell*	—	—	—	—	—	—	—	—	—	$—	$—	$—

Sean Suresh Narayanan	01/21/2009	—	—	—	—	—	—	12,000	—	$—	$6.17	$74,040

	08/12/2009	—	—	—	—	—	—	15,000	—	$—	$7.43	$111,450

Soumitra Ganguli*	—	—	—	—	—	—	—	—	—	—	$—	$—

*	No awards were granted to Messrs. Murthy, Hariharan, Trussell, or Ganguli during the fiscal year 2009.
(1)	The Compensation Committee determines non-equity bonus payments on an annual basis and such bonus payments are fully earned each year. Given the Compensation Committee’s current and past practice and current restructuring of management, an estimate of threshold, target and maximum future non-equity payouts would be speculative.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Phaneesh Murthy	180,300	180,300	—	$0.08	11/09/2013			—
	11,383	11,383		$0.01	11/09/2013			—
	100,000			$6.12	10/16/2018
						85,050	$850,500
Sujit Sircar		2,884		$0.08	9/06/2012
		2,404		$0.08	8/25/2013
		7,513		$0.08	11/09/2013
		474		$0.01	11/09/2013
		152		$0.01	8/25/2013
		182		$0.01	9/06/2012
						65,630	$656,300
Sambhashiva Hariharan	10,000	10,000		$9.14	10/08/2017
	632	632		$0.01	10/07/2017
						42,526	$425,260
Jason Trussell		721		$0.01	11/09/2013
		142		$0.01	8/25/2013
		137		$0.01	9/06/2012
		11,419		$0.08	11/09/2013
	3,246	2,163		$0.08	9/06/2012
	1,829	2,254		$0.08	8/25/2013
						129,170	$1,291,700
Sean Suresh Narayanan		830		$0.01	1/09/2017
		474		$0.01	11/09/2013
		7,513		$0.08	11/09/2013
	28,925	13,148		$8.64	1/09/2017
						110,156	$1,101,560
Soumitra Ganguli (3)	228			$0.01	01/11/2010
	455			$0.01	01/11/2010
	1,897			$0.01	01/11/2010
	474			$0.01	01/11/2010
	71			$0.01	01/11/2010
	1,131			$5.96	01/11/2010
	1,646			$2.11	01/11/2010
	1,976			$4.70	01/11/2010
	7,212			$0.08	01/11/2010
	30,050			$0.08	01/11/2010
	7,500			$5.73	01/11/2010

(1)	All outstanding options in this column have been fully earned and are fully exercisable.

(2)	For Mr. Murthy, 180,300 stock options will vest on October 9, 2011 and 11,383 stock options will vest on October 9, 2011.

For Mr. Sircar, 2,884 stock options will vest on September 6, 2010, 2,404 stock options will vest on July 25, 2011, 7,513 stock options will vest on October 9, 2011, 474 stock options will vest on October 9, 2011, 152 stock options will vest on July 25, 2011 and 182 stock options will vest on September 6, 2010.

For Mr. Hariharan, 10,000 stock options will vest equally on October 8, 2010 and October 8, 2011; and 632 stock options will vest equally on October 8, 2010 and October 8, 2011.

For Mr. Trussell, 721 stock options will vest on October 9, 2011, 142 stock options will vest on July 25, 2011, 137 stock options will vest on September 6, 2010, 11,419 stock options will vest on October 9, 2011, 2,163 stock options will vest on September 6, 2010 and 2,254 stock options will vest on July 25, 2011.

For Mr. Narayanan, 830 stock options will vest equally over a period of five quarters starting from January 08, 2010, 474 stock options will vest on October 9, 2011, 7,513 stock options will vest on October 9, 2011 and 13,148 will vest equally over a period of five quarters staring from January 9, 2010.

(3)	All unexercised options terminate on the earlier of the option expiration date or the date that the option holder ceases to be an employee of the Company (whether employment is terminated voluntarily or involuntarily for cause or otherwise). However, options will remain exercisable for a period of ninety (90) days following an employee’s termination. Mr. Ganguli resigned effective October 13, 2009. At the time of his resignation, 52,640 options were vested. As per the terms of the Plan, all his unvested options were cancelled on October 13, 2009.

(4)	For Mr. Murthy, 85,050 restricted shares will vest equally on April 30, 2010 and on April 30, 2011.

For Mr. Sircar, restricted shares will vest as follows: 4,000 shares will vest equally on April 17, 2010 and April 17, 2012; 630 shares will vest equally on April 17, 2010 and April 17, 2012; 40,000 shares will vest equally on October 16, 2010 and October 16, 2012; 15,000 shares will vest equally subject to the Company achieving an EPS of $0.70 in four consecutive quarters and $1.00 over four consecutive quarters; and 6,000 shares will vest equally on April 17, 2010 and April 17, 2012.

For Mr. Hariharan, 42,526 restricted shares will vest equally on October 8, 2010 and October 8, 2011.

For Mr. Trussell, 97,500 restricted shares will vest over a period of six years; 24,000 restricted shares will vest equally on April 7, 2010 and April 17, 2012; and 7,670 restricted shares will vest as follows: 631 on March 15, 2010, 757 shares on April 17, 2010, 1,105 shares on March 15, 2011, 1,578 shares on March 15, 2012, 757 shares on April 17, 2012, 1,421 shares on March 15, 2013, 947 shares on March 15, 2014, and 474 shares on March 15, 2015.

For Mr. Narayanan, 53,156 restricted shares will vest equally on April 17, 2010 and April 17, 2012; 30,000 restricted shares vest equally on October 16, 2010 and October 16, 2012; 12,000 restricted shares vest equally on January 21, 2011 and January 21, 2013; and 15,000 restricted shares will vest equally subject to the Company achieving an EPS of $0.70 in four consecutive quarters and $1.00 over four consecutive quarters.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted stock units and similar instruments, during 2009 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phaneesh Murthy	—	$—	42,525	$161,170
Sujit Sircar	17,693	$164,741	—	$—
Sambhashiva Hariharan	—	$—	21,263	$188,603
Jason Trussell	14,385	$130,092	2,658	$7,894
Sean Suresh Narayanan	9,813	$91,913	—	$—
Soumitra Ganguli	—	$—	—	$—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential incremental payments and benefits which the Named Executive Officers would be entitled to receive upon termination of employment under their respective agreements, with the exception of Mr. Ganguli, who resigned as of October 13, 2009. The amounts shown in the table are based on an assumed termination as of December 31, 2009, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment, and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on 2009 base salary and our current premium costs for their medical and welfare benefits.

Name Executive	Salary	Bonus	Stock	Options	Healthcare
Phaneesh Murthy (1)	$248,259	$—	$850,500	$4,192,584	$4,907
Sujit Sircar (2)	$25,790	$—	$656,300	$135,058	$—
Sambhashiva Hariharan (2)	$75,000	$—	$425,260	$29,827	$—
Jason Trussell (2)	$38,120	$—	$—	$—	$—
Sean Suresh Narayanan (2)	$30,626	$—	$1,101,560	$144,775	$—

All calculations for current Named Executive Officers were estimated based upon a change in control scenario. The measurement date for the estimated Company stock awards was based upon a closing price of $10.00 at December 31, 2009. The discount rate used for estimating these awards was approximately 4.58% at December 31, 2009.

(1)	Upon termination other than for cause, Mr. Murthy would receive a lump sum payment of six (6) months severance at $250,000. Upon a change in control, Mr. Murthy’s unvested stock units would immediately vest at a total value of $850,500. Upon a change in control, Mr. Murthy’s unvested stock options would immediately vest at a total value of $4,192,584. Mr. Murthy is subject to nondisclosure, noncompetition and nonsolicitation restrictions for a period of two (2) years after termination.

(2)	Upon termination other than for cause, Messrs. Sircar, Hariharan, Trussell and Narayanan would receive a lump sum payment of three (3) months severance. Upon a change in control, Messrs. Sircar, Hariharan and Narayanan’s unvested stock units would immediately vest at a total value of $656,300, $425,260 and $1,101,560, respectively. Upon a change in control, Messrs. Sircar, Hariharan and Narayanan’s stock options would vest immediately at a total value of $135,058, $29,827 and $144,775, respectively.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of directors for fiscal year 2009. On June 24, 2009, the Compensation Committee approved a change in the compensation structure of the independent directors effective June 24, 2009. The Compensation Committee approved independent director compensation comprised of: (i) annual cash compensation of $30,000 per annum, which may be taken in cash or shares or split between cash and shares of restricted stock at the discretion of the director; (ii) a one-time grant of 100,000 stock options at fair market value to each independent director now serving and to each new independent director subsequently appointed or elected, with 20,000 stock options vesting annually over a period of 5 years; (iii) a one-time grant of 20,000 stock options at fair market value for the chairman of each committee of the Board, with 4,000 stock options vesting annually over a period of 5 years; and (iv) a one-time grant of 5,000 stock options at fair market value for committee members, with 1,000 stock options vesting annually over a period of 5 years. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)(4)	Total ($)
J. Gordon Garrett (1)	$35,000	$—	$430,404	$465,404
Goran Lindahl(2)	$30,000	$—	$430,404	$460,404
Martin McGuinn*	$15,000	$—	$430,260	$445,260
Joseph J. Murin*	$15,000	$—	$356,212	$371,212
Michel Berty (5)	$33,000	$—	$—	$33,000
Ed Yourdon (5)	$33,000	$—	$—	$33,000
Sunil Wadhwani (6)	$—	$—	$—	$—
Ashok Trivedi (6)	$—	$—	$—	$—

*	Mr. McGuinn was appointed as a director on July 6, 2009 and Mr. Murin was appointed as a director on August 27, 2009. Accordingly, they were paid cash fees pro-rata for two quarters ending December 2009.
(1)	Under our prior director compensation program, the annual retainer for Mr. Garrett, as Chairman of the Audit Committee, was $40,000. Mr. Garrett was paid a pro rata portion of this amount for the first two quarters of the year ($20,000) and he was paid a pro rata portion of his retainer under the new compensation structure ($15,000) for the last two quarters of the year.

(2)	The annual retainer for Mr. Lindahl was $30,000. He was paid a pro rata portion of his retainer under the previous compensation structure for independent directors for the first two quarters of the year ($15,000) and he was paid a pro rata portion of his retainer under the new compensation structure ($15,000) for the last two quarters of the year.

(3)	Represents the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

(4)	As of December 31, 2009, the aggregate number of option awards outstanding was as follows: 143,576 shares outstanding for Mr. Garrett, 145,947 shares outstanding for Mr. Lindahl, 125,000 shares outstanding for Mr. McGuinn and 105,000 shares outstanding for Mr. Murin.

(5)	Mr. Yourdon resigned as a director of the Company on June 22, 2009 and the Company accepted his resignation on June 24, 2009. Mr. Berty resigned as a director of the Company on June 19, 2009 and the Company accepted his resignation on June 24, 2009. No stock options were granted to Mr. Yourdon or Mr. Berty in 2009.

(6)	Messrs. Wadhwani and Trivedi’s employment agreements were amended as of June 6, 2008 to reflect their respective resignations as Chief Executive Officer and President. Their employment agreements were subsequently amended on April 1, 2009. Their amended agreements provide for reimbursement for reasonable travel and other expenses incurred by them in performing their obligations for the Company, maintenance of an office in Pittsburgh or New Delhi, a full time administrative assistant, maintenance of a car, medical benefits, reimbursement of reasonable travel and other expenses and compensation on termination of employment. Apart from the benefits provided under their amended agreements, Messrs. Wadhwani and Trivedi received no compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2009 the Compensation Committee consisted of Messrs. Lindahl, Garrett and McGuinn. During the year Mr. Berty resigned as a director of the Company and a member of the Compensation Committee on June 22, 2009, and the Company accepted his resignation on June 24, 2009. Mr. McGuinn was appointed as director and member of the Compensation Committee on July 6, 2009. No member of this Committee was at any time during the 2009 fiscal year or at any other time an officer or employee of the Company, and no member had any relationships with the Company requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In addition, the Committee selects the Company’s independent public accountants. The Company’s management was previously granted authority by the Audit Committee to hire the Company’s audit firm for permissible, non-audit service projects under $100,000 in fees per engagement and to notify the Audit Committee at the next regularly scheduled meeting of any such project awarded to the audit firm. Projects expected to be greater than $100,000 must be pre-approved by the Audit Committee in advance of the commencement of any work. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the accountants’ independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The committee’s responsibility is to oversee these processes.

In this context, the committee has met and held discussions with management and the independent public accountants. Management represented to the committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

During 2008 and 2009, Company management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and the Company’s independent registered public accountants at each regularly scheduled committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessment, management provided the Audit Committee with its report on the effectiveness of the Company’s evaluation that was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Company management concluded that the Company did maintain effective internal control over financial reporting on December 31, 2009.

In addition, the committee has discussed with the independent public accountants the auditor’s independence from the Company and its management and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Company paid its independent accountants $654,671 for services provided in 2009.

The committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the committee’s discussions with management and independent public accountants and the committee’s review of the representations of management and the report of the independent public accountants to the committee, the committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

J. Gordon Garrett

Goran Lindahl

Martin McGuinn

INDEPENDENT PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

Fees paid to Ernst & Young (“E&Y”) for services rendered for 2009 and 2008 in the following categories and amounts were:

	2009	2008
	E&Y	E&Y
Audit fees	$425,000	$400,000
Audit-Related fees	$—	$—
Tax fees	$12,000	$—
All Other fees	$217,671	$113,405

Total	$654,671	$513,405

Audit Fees ($425,000 in 2009; $400,000 in 2008). This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports, audits of certain of the Company’s subsidiaries and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including the audit of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 notwithstanding when the fees were billed or when the services were rendered. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees ($0 in 2009; $0 in 2008). This category consists of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include accounting, consulting, special purpose reports and due diligence reports.

Tax Fees ($12,000 in 2009; $0 in 2008). This category consists of professional services rendered in connection with the Company’s tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees ($217,671 in 2009; $113,405 in 2008). There were no fees paid to either Ernst & Young or their affiliates during 2009 or 2008 that could be categorized as miscellaneous. The amount in this category is for advisory services relating to tax, IFRS and SAS 70 audits and includes reimbursement of travel and travel-related expenses.

There were no fees paid to either E&Y or their affiliates for financial information systems design and implementation during the year ended December 31, 2009.

Representatives of E&Y are expected to be present at the meeting, make a statement, or be available to respond to questions.

Change in Independent Registered Public Accountant

On March 24, 2008, the Audit Committee, as part of its annual review process, selected E&Y to serve as its independent registered public accounting firm for the year ending December 31, 2008, replacing BDO Seidman. The decision to replace BDO Seidman and select E&Y was approved by the Audit Committee.

BDO Seidman completed its procedures on March 17, 2008, coincident with the filing of the Company’s 2007 Form 10-K. During the years ended December 31, 2007 and 2006, and through March 24, 2008, there were no (a) disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The reports of BDO Seidman on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and 2006, and through March 24, 2008, the Company did not consult with E & Y regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services of Independent Auditors

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval of audit services is provided for up to three years. Otherwise, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The management is required to periodically report to the full audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Of the fees paid to the independent auditors, 100% was pre-approved by the audit committee.

CERTAIN RELATED PARTY TRANSACTIONS

Relationships Between iGATE and Mastech Holdings, Inc.

On September 30, 2008, the Company completed the distribution to its shareholders of all of the outstanding shares of common stock of Mastech Holdings, Inc. (“Mastech”) in a tax free spin-off (the “Spin-Off”). The Spin-Off was paid in the amount of one share of our common stock for every fifteen shares outstanding of iGATE common stock. As a result of the Spin-Off, Mr. Wadhwani and Mr. Trivedi each own approximately 28% of the outstanding common stock of Mastech Holdings, Inc. and serve as Co-Chairmen of the Board of Directors of Mastech Holdings, Inc. Mr. Wadhwani and Mr. Trivedi each own approximately 28% of our outstanding common stock and serve as our Co-Chairmen.

In connection with the Spin-Off, we entered into certain agreements with Mastech, which govern the terms of the Spin-Off and define our ongoing relationship with Mastech. These agreements include, among others:

•	a Separation and Distribution Agreement;

•	a Tax Sharing Agreement;

•	an Employee Matters Agreement; and

•	a Transition Services Agreement (collectively, the “Spin-Off Agreements”).

The transactions with Mastech Holdings Inc., pursuant to the Spin-Off Agreements, for the period from January 1, 2009 to December 31, 2009 were as follows:

Dollars in thousands
Outsourcing services rendered to Mastech Holdings, Inc.	$770
Reimbursable expenses incurred on behalf of Mastech Holdings, Inc.	$318

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the agreement between iGATE and Mastech with respect to the principal transactions necessary to separate Mastech from iGATE as well as other agreements that govern certain aspects of iGATE’s relationship with Mastech (including a prohibition on Mastech’s usage of the word “iGATE” as part of its trade name) after the completion of the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies assets transferred, liabilities assumed and contracts assigned to each of iGATE and Mastech as part of the reorganization of iGATE, and describes when and how these transfers, assumptions and assignments occur. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) associated with the Professional Services business of iGATE will be retained by or transferred to Mastech or one of Mastech’s subsidiaries.

•

All other assets and liabilities (including whether accrued, contingent or otherwise) of iGATE will be retained by or transferred to iGATE or one of its subsidiaries (other than us or one of our subsidiaries).

•

Liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of iGATE that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses.

•

Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale by such party any security after the separation.

•

Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale any security prior to the separation to the extent such liabilities arise out of, or result from, matters related to their respective businesses.

•

iGATE will assume or retain any liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including Mastech’s registration statement on Form 10 and the related Mastech information statement), but only to the extent such liability derives from a material misstatement or omission contained in the portions of the Mastech information statement that relate to iGATE. Mastech will assume or retain any other liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and the related Mastech information statement).

•

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, iGATE will be responsible for any costs or expenses incurred by Mastech or iGATE in connection with the separation other than costs and expenses relating to legal counsel, financial advisors and accounting advisory work incurred after the separation.

The allocation of liabilities with respect to taxes was solely covered by the Tax Sharing Agreement between iGATE and Mastech, as described below. Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

The Distribution

In connection with the Spin-Off, each iGATE shareholder received .06667 of a share of Mastech’s common stock for every share of iGATE common stock such shareholder owned as of the record date of the Spin-Off. No fractional shares of Mastech’s common stock were distributed in the distribution.

Releases and Indemnification

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement executed in connection with the Spin-Off, each party agreed to release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spin-Off. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Spin-Off pursuant to the Separation and Distribution Agreement or any ancillary agreement.

In addition, the Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Mastech’s business with Mastech. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	The liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;

•	The operation of each such party’s business, whether prior to or after the distribution; and

•	Any breach by such party of the Separation and Distribution Agreement or ancillary agreement.

•	Indemnification with respect to taxes will be governed solely by the Tax Sharing Agreement.

Legal Matters

Except as otherwise set forth in the Separation and Distribution Agreement (or as further described below), each party to the Separation and Distribution Agreement has assumed the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will cooperate in defending any claims against the other party for events that took place prior to, on or after the date of the Spin-Off.

Insurance

Following the Spin-Off, Mastech is responsible for obtaining and maintaining its own insurance coverage and will no longer be an insured party under iGATE’s insurance policies, except in specified circumstances as set forth in the Separation and Distribution Agreement.

Transition Services Agreement

We entered into a Transition Services Agreement with Mastech to provide for an orderly transition to being an independent company. Under the Transition Services Agreement, iGATE will provide Mastech with various services, including services relating to accounting, tax compliance, telecommunications services and information technology services.

Under the Transition Services Agreement, the cost of each transition service, for the most part, is based on either a flat fee or an allocation of the incremental cost incurred by the company providing the service. Mastech will pay a fee to us for these services, which fee is generally intended to allow us to recover all of our direct and indirect costs, generally without profit. However, there are certain pre-separation joint assets that have been retained by iGATE in accordance with the Separation and Distribution Agreement. The use of such assets in conjunction with services related to such assets will be permitted to Mastech for a limited time at no cost. The Transition Services Agreement was negotiated in the context of a parent-subsidiary relationship and in the context of the separation of iGATE into two companies.

All services to be provided under the Transition Services Agreement will be provided for a specified period of time as set forth below:

•	Coverage under iGATE Employee Benefit Plans: through December 31, 2008.

Mastech has paid iGATE premiums for services and coverages under the plans in accordance with prior practices and internal costing rates. Effective January 1, 2009, all Mastech employees converted to a Mastech sponsored benefits plan. Should for any reason iGATE continue to incur costs for Mastech employees after December 31, 2008, Mastech will reimburse iGATE for actual costs incurred.

•	Apportionment of PeopleSoft and Oracle Licenses and related prepaid support fees: both parties intend to secure new PeopleSoft and Oracle arrangements by March 31, 2009.

iGATE’s incremental cost associated with the purchase of additional licenses prior to apportionment has been allocated between iGATE and us. This incremental charge to Mastech has been invoiced by iGATE and was paid by Mastech.

•	Access to desktop software: until 90 days after the distribution date. There was no charge to Mastech for this service.

•	Telecommunications services: Mastech will use iGATE’s current service agreement until its expiration and reimburse iGATE for actual cost.

•	Sarbanes-Oxley compliance and financial reporting assistance: through the first anniversary of the distribution date. Mastech will reimburse iGATE for the incremental costs of this service.

Employee Matters Agreement

The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside of the United States. The Employee Matters Agreement also provides the manner in which outstanding iGATE stock options and restricted stock units will be treated in connection with the distribution.

Tax Sharing Agreement

The Tax Sharing Agreement generally governs iGATE’s and Mastech’s respective rights, responsibilities and obligations after the Spin-Off with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of Mastech’s stock to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended. Under the Tax Sharing Agreement, Mastech generally will be liable for, and indemnify iGATE and its subsidiaries against, taxes incurred as a result of the distribution of Mastech common stock not qualifying as tax-free for U.S. federal income tax purposes where such taxes do not result from certain actions undertaken by iGATE, any of iGATE’s subsidiaries or any of iGATE’s shareholders after such distribution. Mastech will also assume liability for and indemnify iGATE and its subsidiaries against taxes attributable to Mastech, Mastech’s subsidiaries or any of Mastech’s assets or operations for all tax periods. iGATE generally will be liable for and indemnify Mastech against taxes attributable to iGATE, its subsidiaries or any of its assets or operations for all tax periods other than taxes arising as a result of the Spin-Off or related transactions that are described above as payable by us. In addition, to the extent certain taxes pertaining to a period prior to the separation are not specifically attributable to Mastech or iGATE, both Mastech and iGATE will be responsible for a share of such pre-separation taxes based upon our relative profits before taxes for the relevant period.

Chennai Leases

Messrs. Wadhwani and Trivedi, the Company’s Co-Chairmen, have leased out to iGATE Global Solutions Limited (“iGS”) four apartments owned jointly and individually by them in Chennai, India, which are used as guesthouses by iGS. The total annual rental is approximately $5,000 (of which approximately $2,500 is paid to Mr. Wadhwani and approximately $2,500 is paid to Mr. Trivedi). The lease rentals are commercially reasonable and at arms-length.

Policies and Procedures for Approving Related Person Transactions

Pursuant to the charter of the Audit Committee, all material transactions relating to related person transactions are to be approved by the Audit Committee, which is composed of disinterested members of the Board of Directors. We do not have a separate written policy with respect to related party transactions. The material features of our policies and procedures for the review, approval or ratification of related party transactions are as follows:

•	All potential related party transactions are reported to the Audit Committee.

•	The Audit Committee reviews the potential transaction and ensures that it is at arms length and no undue advantage is being given to the related party.

•

In reviewing any potential transaction, comparative data is provided to the audit committee to enable them to deliberate the matter. For example, for the rents paid to Messrs. Wadhwani and Trivedi, our Co-Chairmen, the Audit Committee was provided comparative rents for similar housing in the city of Chennai.

•	The Audit Committee will ratify the transaction, if and only if it meets the above criteria in light of the data.

2011 SHAREHOLDER PROPOSALS OR NOMINATIONS

Any proposal which a shareholder desires to have included in our proxy materials relating to our 2011 Annual Meeting of Shareholders, must be received by the Company at its principal office at 6528 Kaiser Drive Fremont, CA no later than November 14, 2010 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for that meeting.

The Company’s Second Amended and Restated Articles of Incorporation (“Articles”) provide that advance written notice of shareholder-proposed business intended to be brought before an annual meeting of shareholders must be given to the Secretary of the Company not less than 120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of business to be transacted must be received not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred.

The Company’s Articles also provide that a shareholder may request that persons be nominated for election as directors by submitting written notice thereof, together with the written consent of the persons proposed to be nominated, to the Secretary of the Company not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of the nomination must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred. To be in proper form, the notice of nomination must set forth: (i) the names and addresses of the shareholder proposing the nomination and each proposed nominee; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and such other information regarding each proposed nominee pursuant to which the nomination or nominations are to be made by the shareholder; and (iv) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors.

FORM 10-K

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2009 as well as the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, is being mailed to shareholders with this proxy statement. Exhibits will be provided upon request and payment of an appropriate processing fee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors:

Mukund Srinath

Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WE APPRECIATE YOUR COOPERATION.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

iGATE Corporation	INTERNET http://www.proxyvoting.com/igte Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  WO#

67792

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

	FOR the nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed	*EXCEPTIONS	In their discretion, the proxy holders are authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
1. The election of three (3) persons as Class B Directors.
NOMINEES:

01 Ashok Trivedi 02 Phaneesh Murthy 03 Joseph J. Murin	☐	☐	☐	Unless otherwise specified, this proxy will be voted FOR Proposal 1.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation or partnership, please sign the full corporate or partnership name and indicate title as duly authorized officer or partner.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS. The Proxy Statement and Annual Report or Form 10-K are available at: http://bnymellon.mobular.net/bnymellon/igte

▼  FOLD AND DETACH HERE  ▼

iGATE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The signer hereto appoints Sunil Wadhwani and Ashok Trivedi and each of them, acting singly, proxies of the signer with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock, par value $0.01 per share, of iGATE Corporation (the “Company”) which the signer would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on April 14, 2010, at 8:30 AM at Pacific Standard Time at The Fairmont Sonoma Mission Inn & Spa, at 100 Boyes Blvd., Sonoma, California, USA 95476-1447 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD’S NOMINEES TO THE BOARD OF DIRECTORS AND EACH OF THE MATTERS SUBMITTED BY THE BOARD FOR VOTE BY THE SHAREHOLDERS AND, IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(IMPORTANT–TO BE SIGNED AND DATED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) wo# 67792